Exhibit 99.1
QUESTCOR ANNOUNCES THIRD QUARTER 2009 RESULTS
-Sales for the treatment of multiple sclerosis up 14% sequentially-
-Sales for the treatment of infantile spasms down 26% sequentially-
-Delayed state Medicaid claims hurt net sales and earnings-
-Third quarter 2009 net income per share of $0.02 after one-time charges-
-Supplemental New Drug Application for infantile spasms submitted-
-Conference Call Today at 4:30 PM ET-
UNION CITY, Calif. — November 2, 2009 — Questcor Pharmaceuticals, Inc. (Nasdaq:QCOR) today reported financial results for its third quarter ended September 30, 2009. As previously reported on September 21, 2009, Questcor’s financial results were negatively affected by the combination of a lower number of shipped and paid prescriptions for the treatment of infantile spasms (IS) and unusually high amounts of Medicaid rebates related to older Acthar usage. These factors were partially offset by the continued sequential improvement in sales of Acthar in the multiple sclerosis (MS) market.
Units Shipped; Gross Sales.
     During the third quarter of 2009, Questcor shipped 1,354 vials of Acthar compared to 1,500 vials in the third quarter of 2008 and 1,564 vials in the second quarter of 2009. As a result of the reduction in vials shipped, gross sales were 10% lower in the third quarter of 2009 compared to the third quarter of 2008. There has been significant variability in prescription activity on a monthly basis in the use of Acthar in the treatment of IS due to the very small IS patient population. For each of the three months in the third quarter of 2009, the monthly usage of Acthar for IS was at the low end of its two year historic monthly range. It is possible that a portion of the usage decline was related to a lower national birth rate this year and the greater use of alternative therapies for the treatment of IS.
Sales Reserves; Net Sales.
     Net sales are calculated by deducting sales reserves from gross sales. These sales reserves account for Medicaid rebates, other government program rebates and chargebacks, and co-pay assistance programs. Sales reserves for the third quarter of 2009 were significantly larger than prior quarters principally due to several factors:
•	The third quarter sales reserve included a one-time adjustment of $4.6 million principally for unusually high amounts of Medicaid rebates related to older Acthar usage.

•	As a result of a new assessment of the Company’s liability under a Department of Defense regulation, Questcor reserved an additional $1.4 million for rebates related to a health coverage program called Tricare. Approximately $0.4 million of this amount related to the second quarter of 2009.

•	Sales reimbursed by Medicaid represented a larger percentage of overall IS sales than in previous periods. While total paid Acthar prescriptions for the treatment of IS processed through our reimbursement support center dropped by approximately 26%, from 161 in the second quarter of 2009 to 119 in the third quarter, the number of Medicaid-reimbursed IS prescriptions remained relatively flat. Questcor believes this pattern may be due to an increasing number of families losing employer-paid healthcare insurance and an easing of Medicaid eligibility requirements in certain states.
     Net sales totaled $13.9 million for the three months ended September 30, 2009 compared to $24.2 million in the year earlier period. Net income for the third quarter of 2009 was $1.2 million, or $0.02 per diluted common share compared to $9.0 million, or $0.13 per diluted common share in the year earlier period.
     Net sales totaled $62.4 million for the nine months ended September 30, 2009, compared with $68.2 million for the same period of 2008. Net income applicable to common shareholders for the first nine months of 2009 was $18.2 million, or $0.27 per diluted common share compared with net income applicable to common shareholders of $19.0 million, or $0.26 per diluted common share for the first nine months of 2008.
“While we are disappointed by our third quarter financial results, several recent positive developments cause us to remain optimistic about the direction and potential for our company,”

said Don M. Bailey, President and CEO. “The results from our efforts in the MS market are encouraging. New, shipped, and paid Acthar prescriptions for the treatment of MS exacerbations grew sequentially over the second quarter and continue to be much higher than year ago levels. We invested in the quarter in our MS sales organization, and we now have 38 representatives who are fully deployed promoting Acthar for this use,” Mr. Bailey continued. “In addition, we recently resubmitted our sNDA for H. P. Acthar® Gel (repository corticotropin injection) for the treatment of IS. Our submission follows the completion by the Company of additional statistical analyses requested by the FDA. Approval of the IS indication would allow Questcor to promote the use of Acthar in treating IS, enabling Acthar to compete more effectively with other therapies, and also to broaden our public education efforts regarding the importance of early diagnosis and effective treatment of IS.
     “We have also expanded our senior management team and, in the process, significantly expanded our research and drug development capability as well as our regulatory expertise. Lastly, Questcor is now funding 25 clinical and pre-clinical studies to explore potential new uses for Acthar and to better understand the drug’s mechanisms of action. Many of these studies are examining the use of Acthar in the treatment of nephrotic syndrome, an on-label indication for Acthar that represents a large unmet medical need,” Mr. Bailey added.
     “During the third quarter, we shipped 161 new paid Acthar prescriptions to MS patients through our reimbursement support center, a 14% increase over the second quarter of 2009 and a 188% increase over the third quarter of 2008. Our outreach to neurologists regarding the efficacy of Acthar in treating select patients suffering from MS exacerbations has led to the marked increase in MS sales. Also of importance, Medicaid rebates are a significantly lower percentage of sales in MS than in IS due to the different demographics of the MS population,” concluded Mr. Bailey.
     “Insurance coverage for Acthar continues to be very strong, with well over 95% of IS cases being approved by payors during the quarter,” said Steve Cartt, Executive Vice President. “In addition, the Acthar patient assistance program administered by the National Organization for Rare Disorders (NORD) continues to operate effectively. This and other patient oriented programs supported by Questcor have provided free drug with commercial value of over $37 million to uninsured and underinsured patients in the last two years. In addition, through the full rebates for Acthar that we extend to state Medicaid programs, we have essentially provided free drug to Medicaid patients totaling over $60 million since late 2007. We also provide significant financial support to needy patients through the NORD co-pay assistance programs that we sponsor. Beyond our extensive free drug and patient assistance programs, we have also significantly increased our investments in important medical research aimed at improving patient care with the use of Acthar, not only in IS and MS, but also in other difficult-to-treat diseases and disorders. We are now funding several studies evaluating Acthar in the treatment of nephrotic syndrome, a disorder involving deterioration of kidney function that often leads to the need for renal dialysis or transplant. We are also now beginning to fund exploratory pre-clinical research evaluating whether Acthar could have potential value in the management of amyotrophic lateral sclerosis (also known as ALS or Lou Gehrig’s Disease) and traumatic brain injury. Both of these are devastating conditions for which new treatments are desperately needed,” Mr. Cartt concluded.
Medicaid Rebates and Government Charge-backs
As required by federal regulations, the Company provides rebates to state Medicaid programs for Acthar that is dispensed to Medicaid-eligible patients. The estimated liability included in sales reserves as of the end of a quarter is composed of the estimated rebate liability associated with the estimated sales to Medicaid patients during that quarter (Recent Acthar Usage), the estimated rebate liability associated with estimated sales to Medicaid patients in prior quarters that have not yet been billed to the Company (Older Acthar Usage), and the estimated rebate liability associated with estimated Acthar inventory in the distribution channel as of the end of the quarter (Future Acthar Usage). Generally, the vast majority of Medicaid rebates for a period are submitted by, and paid to, the States by the end of the quarter following the quarter in which the rebate reserve is established. During the third quarter, as the Company reported on September 21, 2009, certain states submitted unusually high amounts of Medicaid rebates related to Older Acthar Usage. The Medicaid rebate portion of sales reserves for the third quarter was $14.1 million consisting of $9.5 million for Recent Acthar Usage and $4.6 million for Older Acthar

Usage. The Medicaid rebate related to Recent Acthar Usage as a percentage of gross sales was approximately 30% in the third quarter of 2009.
In addition, as disclosed in September, as a result of a new assessment of our liability under a Department of Defense regulation, Questcor reserved an additional $1.4 million for rebates related to a health coverage program called Tricare.
Regulatory Activity
Acthar is currently approved in the U.S. for the treatment of MS exacerbations, nephrotic syndrome and many other conditions. Acthar is not approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
Questcor is currently pursuing FDA approval for Acthar for the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor believes that it will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other adrenocorticotropic hormone (ACTH) formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar.
On October 15th, Questcor resubmitted its supplemental New Drug Application (sNDA) to the FDA seeking approval to market Acthar for the treatment of infantile spasms. The resubmission included additional statistical analyses requested by the FDA. These analyses were conducted on data from one supportive study within the Company’s earlier filing. Questcor believes that the next important step in the sNDA review process will be an FDA decision on whether or not to formally accept the sNDA for filing. Typically, the FDA communicates its decision regarding acceptance of a filing to the filing’s sponsor within 60 days, which in Questcor’s case would be by December 15, 2009. If the FDA accepts Questcor’s filing for review, the Company expects the FDA to subsequently convene an Advisory Panel Meeting to obtain independent expert advice on specific aspects of the sNDA. Questcor believes that the sNDA qualifies for priority review with an FDA target of six months to complete their review.
Cash, Accounts Receivable and Share Repurchase Program
At October 30, 2009, Questcor’s cash, cash equivalents and short-term investments totaled approximately $71 million, and accounts receivable totaled $11 million.
During the third quarter, the Company did not repurchase any shares of its common stock. Prior repurchase activities have expended $57.1 million for the repurchase of 12 million common and preferred shares since this program began in 2008.
In June 2009, the Company’s Board of Directors increased the common share repurchase program authorization by an additional 6.5 million shares. As of September 30, 2009, Questcor had 64.2 million common shares outstanding, with 7.6 million shares authorized for repurchase under the revised common share repurchase program.
2009 Outlook
The Company is updating guidance for the remainder of 2009. For the year ending December 31, 2009:
■	Net sales of Acthar will continue to be difficult to predict due to the significant quarter-to-quarter variability in the occurrence of the Company’s small patient populations and various national economic factors.

■	Full year gross margin will be approximately 91% to 93%;

■	Operating expenses will be in the range of $40 million to $42 million;

■	For financial reporting purposes, income tax expense will be recorded at a combined federal and state tax rate of approximately 34% to 38%;

■	Diluted weighted average shares will be in the range of 65 million to 67 million; these amounts include the impact of repurchases during the first nine months of 2009 of common stock under Questcor’s stock repurchase plan but do not include an estimate of any future repurchases of common stock by Questcor.

Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President, Corporate Development; Dr. David Young, Chief Scientific Officer; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 877-941-2332 from the U.S. or 480-629-9723 from outside the U.S. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4169702#. An archived webcast will also be available at www.questcor.com.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
--	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;

--	Questcor’s ability to manage its sales force expansion;

--	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;

--	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

--	Regulatory changes or actions including Federal or State health care reform initiatives;

--	Questcor’s ability to accurately forecast the demand for its products;

--	The gross margin achieved from the sale of its products;

--	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

--	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities, including the Department of Defense Tricare network, and Medicaid-eligible patients may differ materially from Questcor’s estimates;

--	Questcor’s expenses and other cash needs for upcoming periods;

--	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;

--	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

--	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;

--	Questcor’s ability to attract and retain key management personnel;

--	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income ;

--	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

--	Uncertainties regarding Questcor’s intellectual property;

--	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

--	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;

--	As well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2008 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$13,851	$24,200	$62,415	$68,230
Cost of sales (exclusive of amortization of purchased technology)	2,006	1,937	5,119	5,446

Gross profit	11,845	22,263	57,296	62,784
Gross margin	86%	92%	92%	92%
Operating expenses:
Selling, general and administrative	7,676	4,251	22,109	14,172
Research and development	2,215	2,577	6,991	8,103
Depreciation and amortization	123	134	359	379

Total operating expenses	10,014	6,962	29,459	22,654

Income from operations	1,831	15,301	27,837	40,130
Other income:
Interest income	119	209	583	817
Other income, net	1	—	2	11
Gain on sale of product rights	—	—	225	—

Total other income	120	209	810	828

Income before income taxes	1,951	15,510	28,647	40,958
Income tax expense	728	6,555	10,439	16,668

Net income	1,223	8,955	18,208	24,290
Deemed dividend on Series A preferred stock	—	—	—	5,267

Net income applicable to common shareholders	$1,223	$8,955	$18,208	$19,023

Net income per share applicable to common shareholders:
Basic	$0.02	$0.13	$0.28	$0.28

Diluted	$0.02	$0.13	$0.27	$0.26

Shares used in computing net income per share applicable to common shareholders:
Basic	64,009	66,796	64,570	68,642

Diluted	65,993	70,111	66,753	72,360

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$36,321	$13,282
Short-term investments	37,022	42,169

Total cash, cash equivalents and short-term investments	73,343	55,451
Accounts receivable, net of allowance for doubtful accounts of $0 and $62 at September 30, 2009 and December 31, 2008, respectively	10,598	10,418
Inventories, net	3,434	2,459
Prepaid income taxes	5,256	3,316
Prepaid expenses and other current assets	1,240	1,101
Deferred tax assets	5,651	6,252

Total current assets	99,522	78,997
Property and equipment, net	414	450
Purchased technology, net	3,446	3,669
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	5,021	5,021

Total assets	$109,412	$89,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,695	$4,302
Accrued compensation	1,808	1,896
Sales-related reserves	13,965	11,825
Other accrued liabilities	1,145	1,702

Total current liabilities	29,613	19,725
Lease termination and deferred rent liabilities and other non-current liabilities	1,307	1,529

Total liabilities	30,920	21,254

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 64,162,052 and 65,970,653 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	76,665	84,028
Retained earnings (accumulated deficit)	1,803	(16,405)
Accumulated other comprehensive income	24	269

Total shareholders’ equity	78,492	67,892

Total liabilities and shareholders’ equity	$109,412	$89,146

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$18,208	$24,290
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	2,394	3,773
Deferred income taxes	587	8,504
Amortization of investments	81	(421)
Depreciation and amortization	359	378
Gain on sale of product rights	(225)	—
Income tax benefit from share-based compensation	573	—
Excess tax benefit from share-based compensation	(572)	(1,424)
Changes in operating assets and liabilities:
Accounts receivable	(180)	12,533
Inventories	(975)	(72)
Prepaid income taxes	(1,940)	—
Prepaid expenses and other current assets	(139)	(489)
Accounts payable	8,393	2,767
Accrued compensation	(88)	(552)
Sales-related reserves	2,140	5,799
Income taxes payable	—	(1,330)
Other accrued liabilities	(557)	251
Other non-current liabilities	(222)	(266)

Net cash flows provided by operating activities	27,837	53,741

INVESTING ACTIVITIES
Purchase of property and equipment	(100)	(59)
Purchase of short-term investments	(50,300)	(45,664)
Proceeds from the sale and maturities of short-term investments	55,135	31,386
Net proceeds from sale of product rights	225	—
Changes in deposits and other assets	—	35

Net cash flows provided by (used in) investing activities	4,960	(14,302)

FINANCING ACTIVITIES
Issuance of common stock, net	859	1,123
Repurchase of common stock	(11,189)	(35,571)
Repurchase of Series A preferred stock	—	(10,348)
Excess tax benefit from share-based compensation	572	1,424

Net cash flows used in financing activities	(9,758)	(43,372)

Increase (decrease) in cash and cash equivalents	23,039	(3,933)
Cash and cash equivalents at beginning of period	13,282	15,939

Cash and cash equivalents at end of period	$36,321	$12,006